UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — December 15, 2009

NUCRYST PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	000-51686	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.

101 College Road East

Princeton, New Jersey 08540

(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 228-8210

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on a Current Report on Form 8-K filed on November 17, 2009 and a Schedule 13E-3 filed on December 2, 2009, NUCRYST Pharmaceuticals Corp. (the “Company”) has agreed to sell substantially all of its assets to affiliates of Smith & Nephew plc (the “Asset Sale”) and thereafter intends to conduct an amalgamation with an affiliate of the Westaim Corporation (the “Amalgamation”), pursuant to which the surviving entity will be a wholly-owned subsidiary of the Westaim Corporation.

Departure of Executives.

On December 15, 2009, the Board of Directors of the Company determined that David C. McDowell, Vice President, Operations, will be required to resign from all positions held with the Company and its subsidiaries effective December 31, 2009. In connection with his departure, Mr. McDowell will be paid the severance benefits payable upon a termination without cause consistent with those disclosed in the Company’s 2009 Proxy Circular, which was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on April 13, 2009. In addition, David B. Holtz, Interim Chief Executive Officer and Chief Financial Officer, and Carol L. Amelio, Vice President, General Counsel and Corporate Secretary, will cease to serve the Company and its subsidiaries effective upon the closing of the Amalgamation. In connection with their subsequent departures, Ms. Amelio will be paid the severance benefits payable upon a termination without cause and Mr. Holtz will be paid the severance benefits payable in connection with a termination following a change of control, both of which will be consistent with those disclosed in the Company’s 2009 Proxy Circular.

Departure of Directors.

Effective upon the Amalgamation, Neil Carragher, Barry M. Heck and Richard W. Zahn will cease to serve as directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCRYST PHARMACEUTICALS CORP.

By:	/S/ CAROL L. AMELIO
Carol L. Amelio Vice President, General Counsel and Corporate Secretary

Dated: December 21, 2009